Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Tuesday, December 20, 2005

(713) 651-4300

KEY ENERGY PROVIDES NOVEMBER RIG AND TRUCKING HOURS

AND SELECTED FINANCIAL DATA

HOUSTON, TX, December 20, 2005 — Key Energy Services, Inc. (Pink Sheets: KEGS) today provided its November 2005 rig and trucking hours and unaudited selected financial data for the month ended October 31, 2005.

OPERATIONS UPDATE AND OTHER INFORMATION

Activity levels remain strong, taking into account the traditional seasonal slowdown associated with fewer daylight hours and the holiday impact of Thanksgiving and Christmas.  In response to an investor inquiry, there are 131,750,862 common shares issued and outstanding as of December 15, 2005.

OPERATING DATA

	For the month ending
	November 30, 2005	October 31, 2005	November 30, 2004
Working Days	20	21	20
Rig Hours	214,625	222,537	193,678
Trucking Hours	201,855	198,409	214,866

The Company calculates working days as total weekdays for the month less any company holidays that occur during the month. For the month of December 2005, there are 20 working days.

1301 McKinney Street, Suite 1800, Houston, TX 77010

SELECTED FINANCIAL DATA

The following selected financial information for the Company is for the month ended October 31, 2005. This unaudited information has been prepared by management in accordance with generally accepted accounting principles and has not been reviewed by the Company’s independent accountants.  The table does not contain all the financial statement line captions and notes that would be presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Month Ended
October 31, 2005
(In thousands - Unaudited)
Select Statement of Operations Data:

Revenue:
Well servicing	$86,092
Pressure pumping	14,102
Fishing and rental services	7,513
Other	338
TOTAL REVENUE	$108,045

Costs and Expenses:
Well servicing	$56,466
Pressure pumping	8,760
Fishing and rental services	4,528
General and administrative	12,084
Interest (1)	3,665
Loss on retirement of debt	2,104

October 31, 2005
(In thousands - Unaudited)
Select Balance Sheet Data:

Current Assets:
Cash and cash equivalents (2)(3)	$123,522
Accounts receivable, net of allowance for doubtful accounts	202,775
Inventory	21,721
Prepaid expenses and other current assets	22,631
TOTAL CURRENT ASSETS	$370,649

Current Liabilities:
Accounts payable	$72,892
Other accrued liabilities	79,479
Accrued interest	5,018
Current portion of long-term debt and capital lease obligations	7,792
TOTAL CURRENT LIABILITIES	$165,181

Long-term debt, less current portion (4)(5)	$424,541
Capital lease obligations, less current portion	13,334
Non-current accrued expenses	39,512

NOTES

(1)          Interest expense includes amortization of deferred debt issue costs, discount and premium of approximately $159,000 for the month ended October 31, 2005.

(2)          Cash and short term investments at December 15, 2005 totaled approximately $100,434,000.  The decrease in cash from October 31, 2005 relates primarily to cash used to repay a portion of the $275 million 8.375% Senior Unsecured Notes.

(3)          Capital expenditures were approximately $7,497,000 for the month ended October 31, 2005.

(4)          There were no outstanding borrowings under the Company’s revolving credit facility at December 15, 2005.

(5)          During November 2005, the Company repaid the $275 million 8.375% Senior Unsecured Notes with borrowings of $250 million from its Term Loan B Facility and cash on hand.

The information herein represents the results for only one month and the information herein is not necessarily indicative of the results that may be reported for the fiscal year ended December 31, 2005. The information herein is select financial data and does not represent a complete set of financial statements, which would include additional financial data and notes to financial statements. Until the restatement of the Company’s prior year financial statements is completed, the unaudited information herein may differ from its restated financial statements. It is possible that the process of restating the prior year financial statements could require additional changes to the Company’s financial statements for 2005 that individually or in the aggregate could be material to the Company’s financial position, results of operations or liquidity.

Key Energy Services, Inc. is the world’s largest rig-based well service company.  The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services.  The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects,” “believes,” “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company’s current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the timing and amount of the restatements; the risk of possible changes in the scope and nature of, the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003, 2004 and 2005  financial statements; the impact of governmental investigations;  risks that the Company will not be able to successfully enter into an interest rate swap which would be a violation under the Company’s senior credit facility;  risks that the Company’s inability to complete the restatement of its financial statements will impact operations; risks affecting the ability of the Company to maintain or improve operations, including the ability to maintain price increases; possible over supply of new rigs coming into the market and weather risks;  risks that the Company will be unable to achieve budgeted financial targets and risks affecting activity levels for rig hours including the risk that commodity prices decline or the risk that capital budgets from the Company’s customers decrease. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.